Exhibit 10.4

                              SEVERANCE AGREEMENT

         THIS SEVERANCE AGREEMENT (this "Agreement") made as of the 15th day of April, 1998 by and between Versatility Inc., a Delaware corporation (the "Company"), and Paul J. Zoukis (the "Executive").

         WHEREAS, the Board of Directors of the Company (the "Board") desires to set forth the nature and amount of compensation and other benefits to be provided to Executive and any of the rights of the Executive in the event of his termination of employment with the Company;

         WHEREAS, the Executive is willing to commit himself to continue to serve the Company, on the terms and conditions herein provided; and

         WHEREAS, in order to effect the foregoing, the Company and the Executive wish to enter into this Agreement under the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the foregoing, of the mutual promises and the respective covenants and agreements of the parties herein contained, the parties hereto intending to be legally bound, hereby agree as follows:

         1. Employment. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein.

         2. Term. This Agreement shall continue in effect through December 31, 2003; provided, however, that commencing on January 1, 2003 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company or the Executive shall have given written notice that such party does not wish to extend the term of this Agreement; provided, further, if a Change in Control of the Company shall have occurred during the original or extended term of this Agreement, the term of this Agreement shall continue in effect for a period of twenty-four (24) months beyond the month in which such Change in Control occurred.

         3. Position and Duties. The Executive shall serve as President and Chief Operating Officer of the Company and shall have such responsibilities and authority as may normally be exercised by a president and chief operating officer of a company.

         4. Place of Performance. The Executive shall be based at the current principal executive offices of the Company in Fairfax, Virginia, or in the Company's headquarters, provided that such headquarters is not more than 35 miles from the location of the Company's principal executive offices on the date hereof.

         5. Compensation and Related Matters.

                  (a) Base Salary. During the Executive's employment with the Company, the Company shall pay to the Executive a salary at a rate of not less than Two Hundred and Fifty Thousand Dollars ($250,000) per annum in equal installments as nearly as practicable on the normal payroll periods for employees of the Company generally (the "Base Salary"). The Base Salary may be increased from time to time and, if so increased, shall not thereafter be decreased during the term of this Agreement.

                  (b) Stock Options. The Executive shall receive options to purchase Four Hundred and Seventy Thousand (470,000) shares of the Company's Common Stock, par value $.01 per share ("Company Shares"), at an exercise price equal to the lesser of (x) the average of the closing price of the Company Shares as traded on the NASDAQ for the first five trading days after the reinstatement of trading for the

Company's Common Stock and (y) the lowest per share purchase price, conversion price or exchange price for the Company's Common Stock in any equity financing completed by the Company within six (6) months of the date hereof. The options granted to the Executive pursuant to this Section shall provide for anti-dilution protection effective through December 31, 1998 to insure the Executive's right to maintain the ratio of Company Shares subject to such option and shares of Common Stock outstanding.

                  (c) Bonus. During the Executive's employment with the Company, the Executive shall be eligible to receive periodic bonuses payable under the Company's Executive Incentive Compensation Plan, or such successor plan or plans which provide the Executive substantially the same level of incentive compensation; provided, however, that the Executive's minimum bonus per annum shall be equal to at least 50% of Base Salary.

                  (d) Expenses. During the Executive's employment with the Company, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

                  (e) Benefits. During the Executive's employment with the Company, the Company shall maintain in full force and effect, and the Executive shall be entitled to continue to participate in, all of its employee benefit plans and arrangements in effect on the date hereof in which the Executive participates or receives benefits, or plans or arrangements providing the Executive with at least equivalent benefits thereunder. The Company shall not make any changes in such plans and arrangements which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all officers of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with any other officers of the Company. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its officers and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of any amounts payable to the Executive pursuant to this Section 5.

                  (f) Automobile. During the Executive's employment with the Company, the Company shall provide to the Executive an allowance of Six Hundred Dollars ($600) per month for automobile expenses. In the event that the Executive's employment shall terminate for any reason other than for Cause, the Company shall, after such termination, pay to, or for the benefit of, the Executive an amount necessary to discharge the indebtedness or obligation to finance the purchase or leasing of such automobile.

                  (g) Vacation. The Executive shall be initially entitled to three (3) weeks vacation for the first twelve months of this Agreement, and four
(4) weeks vacation for each twelve month period thereafter. The Executive's vacation shall be administered in accordance with the Company's vacation policy. The amount of vacation may be increased from time to time and, if so increased, shall not thereafter be decreased during the term of this Agreement.

         6.   Termination.

                  (a) The Executive's employment with the Company may be terminated by the Company (i) at any time for Cause or without Cause; (ii) if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for six (6) consecutive months (a "Disability"); or (iii) upon the death of the Executive. During the term of this Agreement, the Executive's employment with the Company may be terminated at any time by the Executive for Good Reason or without Good Reason.

                  (b) Any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other in accordance with Section 15 hereof. A "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                  (c) The "Date of Termination" with respect to any purported termination of the Executive's employment shall mean (i) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), (ii) if the Executive's employment is terminated by reason of death, then the date thereof, and (iii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company shall not be less than thirty (30) days, (except in the case of termination for Cause) and in the case of a termination by the Executive, shall not be less than fifteen (15) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

         7.   Severance Payments.

                  (a) The Company shall pay the Executive the payments set forth in Section 7(b) upon any termination of the Executive's employment, unless such termination is (x) by the Company for Cause, (y) by reason of death or Disability or (z) by the Executive without Good Reason. Such payments shall be in addition to the payments and benefits set forth in Section 8 hereof.

                  (b) In the event of any termination of the Executive's employment other than pursuant to clauses (x), (y) or (z) of Section 7(a):

                           (i)      in lieu of any further salary payments to
the Executive for periods subsequent to the Date of Termination, the Company shall pay as severance pay to the Executive a lump sum severance payment in cash equal to the sum of (x) two times the Executive's Base Salary in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination given in respect thereof and (y) two times the maximum bonus or incentive compensation that the Executive could potentially be awarded in the fiscal year in which the Date of Termination occurs;

                           (ii)     notwithstanding any provision of any bonus
or compensation plan, the Company shall pay to the Executive a lump sum amount in cash equal to the sum of (x) any bonus or incentive compensation which has been allocated or awarded to the Executive for a fiscal year or other measuring period preceding the Date of Termination under any bonus or compensation plan but has not yet been paid, and (y) a pro rata portion, to the Date of Termination, of the maximum bonus or incentive compensation that the Executive could potentially be awarded in the fiscal year in which the Date of Termination occurs;

                           (iii)    notwithstanding the provisions of any
agreement or plan pursuant to which the Executive shall have been granted options to purchase Company's Shares (the "Options"), all Options that are vested as of the Date of Termination and all Options which would vest within 181 days thereof (or in the case of a Change of Control, all vested or unvested Options), shall be deemed vested and immediately exercisable as of the Date of Termination and shall not expire prior to the 181st day after the Date of Termination, (or in the case of a Change of Control on the third anniversary of the Change of Control);

                           (iv)     for a twenty-four (24) month period after
the Date of Termination, the Company shall administer and pay for the Executive's life, disability, accident and health insurance benefits, which shall be substantially similar to those insurance benefits which the Executive receives immediately prior to the Notice of Termination.

                  (c) The payments provided in Section 7(b) shall be made not later than the fifth day following the Date of Termination or, if the Executive's termination is a result of a Change of Control, immediately after the Change of Control.

                  (d) In lieu of exercising any outstanding Option by tendering cash, the Executive may elect (in his sole discretion) to exercise any Option by tendering Company Shares and/or Options with a value equal to the amount of the exercise price of the Option. The per share value of each Company Share tendered in accordance with this Section 7(d) shall be the last closing price preceding the Date of Termination of Company Shares on the nationally recognized exchange or quotation system on which trading volume in Company Shares is highest (or, if the Company Shares are not listed or traded on a nationally recognized exchange or quotation system, the highest per share price actually paid for Company Shares on or prior to the Date of Termination). The per Option value of each Option tendered in accordance with this Section 7(d) shall be the excess of the per share value of the Company Shares (as determined in accordance with the preceding sentence) over the exercise price for the Option.

         8.   Compensation Other Than Severance Payments.

                  (a) For any period that the Executive fails to perform the Executive's full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive's Base Salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period, until the Executive's employment is terminated by the Company for Disability.

                  (b) If the Executive's employment shall be terminated for any reason, the Company shall pay the Executive's full salary to the Executive through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement during such period.

                  (c) If the Executive's employment shall be terminated for any reason during the term of this Agreement, the Company shall pay the Executive's normal post-termination compensation and benefits to the Executive (excluding any cash severance based upon salary and years of service) as such payments become due. Such post-termination compensation and benefits shall be determined under and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs or arrangements during such period.

         9.   Certain Definitions.

                  (a) Cause. A termination for "Cause" shall mean termination of the Executive's employment by the Company resulting from theft or dishonesty in the conduct of the Company's business or conviction of a felony, in each case having a material adverse effect on the business of the Company.

                  (b) Change in Control. A "Change in Control" shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including any securities acquired directly from the Company) representing more than 30% of the combined voting power of the Company's then outstanding securities; (ii) during any period of two (2) consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period, (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company in which no person acquires more than 30% of the combined voting power of the Company and outstanding securities;
(iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets; or (v) the Company's insolvency, general assignment for the benefit of creditors, or the commencement by or against the Company of any case, proceeding, or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of the Company's debts under any law relating to bankruptcy, insolvency, or reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other similar official for the Company or for all or any substantial part of the Company's assets. Notwithstanding anything in the foregoing to the contrary, no Change in Control of the Company shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in the Executive, or a group of persons which includes the Executive, acquiring, directly or indirectly, more than 25% of the combined voting power of the Company's then outstanding securities.

                  (c) Good Reason. "Good Reason" shall mean the occurrence, without the Executive's express written consent, of any of the following circumstances unless, in the case of paragraphs (i) or (iv), such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

                           (i)      the assignment to the Executive of any
duties inconsistent in any respect with the Executive's position, authority, duties or responsibilities (including status, offices, effective titles and reporting structures) in effect immediately prior to such assignment, or any other action by the Company which results in the diminishment of such position, authority, duties or responsibilities;

                           (ii)     a reduction by the Company in the
Executive's Base Salary as in effect on the date hereof or as the same may be increased from time to time;

                           (iii)    the relocation of the Company's principal
executive offices to a location more than 35 miles from the location as of the date hereof or the Company's requiring the Executive to be based anywhere other than the Company's principal executive offices, except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;

                           (iv)     the failure by the Company, without the
Executive's consent, to pay to the Executive any portion of the Executive's then Base Salary or allocated bonus, incentive or other form of compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due; or

                           (v)      there shall have occurred a Change of
Control.

The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

         10. Counsel Fees. In the event that (i) the Company terminates, or seeks to terminate, this Agreement, alleging as justification for such termination a material breach by the Executive or Cause or (ii) the Executive elects to terminate his service hereunder pursuant to Section 6; and the Company disputes its obligation to pay the Executive the severance amounts set forth in Sections 7 and 8 hereof; the Company shall pay, or reimburse to the Executive, all reasonable costs incurred by him in such dispute, including attorneys' fees and costs.

         11. Cooperation. In the event that the Executive's employment is terminated for whatever reason (other than death), for a period of one year thereafter, and upon reasonable written notice by the Company, for reasonable amounts of time, and at mutually agreed upon times and places, the Executive agrees to cooperate with the Company and to be reasonably available to the Company with respect to continuing and/or future matters arising out of this Agreement or any other relationship with the Company, whether such matters are business-related, legal or otherwise. With respect to each written request by the Company for the Executive's cooperation or availability under this Section 11, the Company agrees to pay the Executive for each day the Executive actually renders services to the Company pursuant to such request, $200 per hour, but in no case less than $1,600 per day, and to reimburse the Executive for the Executive's reasonable expenses (including attorneys' fees) incurred in complying with the terms of this Section 11.

         12. No Mitigation. The Company agrees that, if the Executive's employment is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company. Further, the amount of any payment provided hereunder shall not be reduced by any compensation earned by the Executive.

         13. Covenants Not to Compete or Hire Employees. It is recognized and understood by the parties hereto that the Executive, through the Executive's association with the Company as an employee, shall acquire a considerable amount of knowledge and goodwill with respect to the business of the Company, which knowledge and goodwill are extremely valuable to the Company and which would be extremely detrimental to the Company if used by the Executive to compete with the Company. It is, therefore, understood and agreed by the parties hereto that, because of the nature of the business of the Company, it is necessary to afford fair protection to the Company from such competition by the Executive. Consequently, as a material inducement to the Company to enter into this Agreement, the Executive covenants and agrees that for the period commencing with the date hereof and ending one (1) year after the Date of Termination, the Executive shall not engage, directly, indirectly or in concert with any other person or entity, in the geographical area of the contiguous forty-eight (48) states of the United States, in the provision of customer care solutions of the type then being marketed or actively planned by the Company. The Executive further covenants and agrees that for the period commencing on the Date of Termination for any reason whatsoever and ending one (1) year after the Date of Termination, the Executive shall not, directly or indirectly, hire or engage or attempt to hire or engage any individual who is an employee of the Company, whether for or on behalf of the Executive or for any entity in which the Executive shall have a direct or indirect interest (or any subsidiary or affiliate of any such entity), whether as a proprietor, partner, co-venturer, financier, investor or stockholder, director, officer, employer, employee, servant, agent, representative or otherwise; provided, however, such restriction shall be inapplicable with respect to former officers of the Company who have terminated their employment with the Company for Good Reason.

         14.  Successors; Binding Agreement.

                  (a) Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  (b) Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

         15. Notice. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given, delivered and received (a) if delivered personally or (b) if sent by registered or certified mail (return receipt requested) postage prepaid, or by courier guaranteeing next day delivery, in each case to the party to whom it is directed at the following addresses (or at such other address for any party as shall be specified by notice given in accordance with the provisions hereof, provided that notices of a change of address shall be effective only upon receipt thereof). Notices delivered personally shall be effective on the day so delivered, notices sent by registered or certified mail shall be effective three days after mailing, and notices sent by courier guaranteeing next day delivery shall be effective on the earlier of the second business day after timely delivery to the courier or the day of actual delivery by the courier:

            If to the Executive:    Mr. Paul J. Zoukis
                                    10301 Forest Maple Road
                                    Vienna, VA  22182

            If to the Company:      Versatility Inc.
                                    11781 Lee Jackson Memorial Highway
                                    Fairfax, VA  22033
                                    Attn: Chairman of the Board of Directors

         16. Prior Agreement. All prior agreements between the Company and the Executive with respect to the employment of the Executive (other than the Indemnification Agreement between the Company and Executive dated as of April 15, 1998 which shall remain in full force and effect), including, but not limited to, the Severance Agreement dated February 20, 1998 by and between the Executive and the Company, are hereby superseded and terminated effective as of the date hereof and shall be without further force or effect.

         17. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia.

         18. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         19. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                        [SPACE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.



                                VERSATILITY, INC., a Delaware corporation

                                  /s/ Kenneth T. Nelson
                                ___________________________________________
                                By: Kenneth T. Nelson
                                Title:


                                EXECUTIVE:

                                  /s/ Paul J. Zoukis
                                ___________________________________________
                                Paul J. Zoukis